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                                                             EXHIBIT 10.36

                           PAR PHARMACEUTICAL, INC.

                                                              October 13, 1994



Mr. Robert M. Fisher, Jr.
74 Turtleback Lane West
New Canaan, CT  06840

Dear Bob:

            I am pleased to provide you with this new offer letter which supersedes the initial offer letter signed by you and Par Pharmaceutical on October 3, 1993. Par and you mutually agree that all provisions of the October 3, 1993 offer letter are null and void upon signing this new offer letter. Going forward, following are the basic terms of your employment with Par Pharmaceutical, Inc. and/or Pharmaceutical Resources, Inc. (individually or collectively sometimes referred to as the "Company") as Vice President - Corporate Development, Sales and Marketing.

Department:       Officers

Reporting to:     Mr. Kenneth I. Sawyer

Effective Date: October 13, 1994

Initial Salary:$14,166.67 a month, $170,000 annually, to be reviewed on an annual basis and may be considered for an adjustment by Par to reflect performance and responsibilities.

Bonus:      You will be eligible for consideration for an annual bonus, consistent with a company program, based on both your performance and the performance of the Company.

Benefits:

Group Insurance: Health, life and long-term disability insurance programs are provided to employees and their dependents by the Company, upon payment of the applicable premium amount.

Vacation:   You will be entitled to up to four weeks of paid vacation annually.

Automobile: Par will provide you with the use of an automobile, including reimbursement of all related maintenance, fuel, repair, insurance and other costs.

Other:      You will be eligible to participate in the Company's 401(K) Plan, company sponsored retirement plan, and our Employee Stock Purchase Plan upon meeting the Company's specified eligibility requirements for each plan.

Stock:      In addition to the 10,000 stock options you were granted upon commencing employment, I will recommend to the Board of Directors that you be granted options to purchase 20,000 additional shares of PRI common stock at an exercise price per share equal to the closing price of PRI common stock on the date of the grant by the Compensation Committee based on standard terms and conditions of the Board of Directors.

Termination/Change of Control:Your employment by Par is subject to the following provisions:
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If you terminate your employment for "good reason" or are voluntarily terminated by the Company, except for cause, the Company or as the case may be, will provide the other party with 90 days notification prior to termination and the Company will provide you with severance compensation amounting to twelve
(12) months continuation of your prevailing base salary, payable in 12 equal monthly installments, from the date of your termination.

Except for "good reason" as defined in this paragraph, severance compensation shall not be payable to you if your employment is terminated by the Company for cause, or voluntarily by you, or if you accept employment elsewhere. "Good reason" shall mean a termination by you of your employment (a) based on the assignment to you of any duties materially inconsistent with your position, duties, responsibilities and status with the Company or based on a change in your reporting responsibilities, title or offices as in effect or any removal (other than for cause) of you from or any failure to re-elect you to any of such positions or a reduction in your annual compensation, except in connection with the termination of your employment for cause, and (b) the failure of the Company to cure the reasons, if curable, causing the termination within twenty
(20) days of receiving a written notice from you specifying such reasons.

In the event of your death or disability, you are entitled only to those benefits described under "Benefits".

If you are eligible for severance compensation, as of your termination date, you will be entitled to continue to participate, to the extent permissible, in the Company's 401K Plan, the Company sponsored retirement plan, and Employee Stock Purchase Plan until the expiration of your severance compensation or until you commence employment elsewhere, whichever comes first.

Also, as of your termination date, you will be entitled to the extent permissible to continue to participate in the Company's health, dental, life, and disability plans until the expiration of your severance compensation or until covered by a reasonably comparable program, whichever comes first.

If you are eligible for severance compensation as defined above, all your unvested stock options, which have been awarded to you shall become immediately vested on the Termination Date and the date by which all such options must be exercised shall be two years from the Termination Date.

If during the first twelve months of the Employment Term you are terminated voluntarily by Par without cause or because of a change of control, you will be eligible for a pro rata share of an annual bonus, if any, at the discretion of your supervisor and dependent upon your performance and the performance of the Company.

These terms represent the entirety of any severance, employment or any other agreement between you and "the Company".

As a condition of your employment with the Company, you will be required to execute the Company's standard Trade Secret, Non-Disclosure and Restrictive Covenant Agreement attached.

If you accept this offer of employment, please sign below and return the signed copy to me as soon as convenient. Once signed by you, this letter will constitute the complete agreement between you and the Company regarding employment matters or oral agreements or understandings on these matters.

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We are extremely excited about the opportunity we have to build Par into a leading generic pharmaceutical company. One of the keys to accomplishing this is talented people.
We are looking forward to your continuing contribution to our success.

                                          Sincerely,


                                          /s/ Kenneth I. Sawyer
                                          ---------------------
                                          Kenneth I. Sawyer
                                          President
                                          Chief Executive Officer

Agreed to and Accepted
on this 13th day of
October, 1994



/s/ Robert M. Fisher, Jr.
- -------------------------
Robert M. Fisher, Jr.

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